Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 21, 2008, by and between Lucinda M. Baier (“Executive”) and Movie Gallery, Inc., a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position and Duties. For the term of her employment under this Agreement, the Company agrees to employ Executive in the position of Executive Vice President and Chief Financial Officer, with such customary duties, responsibility and authority of such role. The Executive shall have ultimate responsibility and authority for all financial operations of the company. Executive shall report to the Company’s President and Chief Executive Officer.

(b) Obligations to the Company. During the term of her employment with the Company, Executive shall devote her best efforts, talents and skills, and substantially all of her working time and attention to furthering the Company’s success, and follow and abide by all Company policies, rules, and procedures. Unless she obtains prior consent from the Board of Directors of the Company (the “Board”), Executive shall not serve as an employee, officer, or director of, or as a consultant or advisor to, any other for-profit or not-for-profit entity, or in any other similar capacity. Notwithstanding the foregoing, the parties agree that during the term of her employment, Executive may serve on the Board of Directors for The Bon-Ton Stores, Inc. or its successor.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with her obligations under this Agreement. Executive represents and warrants that she will not use or disclose, in connection with her employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that her employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that she has returned all property and confidential information belonging to any prior employers.

(d) Commencement Date. The effective date of this Agreement shall be July 28, 2008 (“Commencement Date”).

2. Term of Employment.

(a) At-Will Employment. The term of Executive’s employment with the Company shall be from the Commencement Date until the date when Executive’s employment terminates pursuant to Section 2(b) below. Executive’s employment with the Company shall be “at will”, which means that either Executive or the Company may terminate Executive’s employment at any time, for any or no reason.

(b) Termination. The Company may terminate Executive’s employment at any time and for any or no reason, by giving Executive thirty (30) days advance notice of termination in writing (unless the termination is for Cause in which case Executive’s termination of employment may be effected by the Company immediately pursuant to Section 9(d)). Executive may terminate her employment at any time, for any or no reason, by giving the Company sixty (60) days advance notice in writing. Executive’s employment shall terminate automatically in the event of her death or Permanent Disability as defined in Section 9(a) herein.

(c) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of Executive’s obligations under Sections 10 and 11.

3. Compensation.

(a) Salary. The Company shall pay Executive as compensation for her services an annual base salary in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00), less applicable taxes and withholdings (“Base Salary”), subject to such increases (but not decreases) as the Company deems appropriate in accordance with the Company’s customary procedures regarding the salaries of its senior officers, and payable in accordance with the Company’s standard payroll practices and procedures.

(b) Signing Bonus. Within thirty (30) days from the Commencement Date, Executive will be paid a signing bonus of One Hundred Thousand and No/100 Dollars ($100,000) (“Signing Bonus”), less applicable taxes and withholdings. If prior to one year from the Commencement Date (“First Anniversary Date”), Executive’s employment is terminated for Cause or she resigns from her employment with the Company (other than for Good Cause as defined in Section 9(e) below), she shall repay a prorated portion of the Signing Bonus to the Company in an amount equal to $100,000 multiplied by a fraction, the numerator of which is the number of days from Executive’s employment termination date through the First Anniversary Date and the denominator of which is the number of days from the Commencement Date through the First Anniversary Date.

(c) Annual Bonus. For each calendar year in which Executive achieves her target performance goals as set by the Board, Executive shall earn and be paid a bonus (the “Annual Bonus”) equal to 100% of Base Salary. The amount of the Annual Bonus shall be determined based on the achievement of performance goals established by the Board. The Annual Bonus may be adjusted down from 100% for objectives not achieved. The performance goals shall be determined by the Board no later than ninety (90) calendar days after the first day of each calendar year. The performance goals will be established with the expectation that the Annual Bonus will equal 100%. Notwithstanding the foregoing, for the 2008 calendar year, the Annual Bonus will be set at $200,000. The Annual Bonus for the 2008 calendar year may be adjusted down from $200,000 for objectives not achieved. The Annual Bonus for each calendar year shall be paid no later than March 15th following the calendar year to which the Annual Bonus applies.

4. Equity.

(a) Stock Option Grant. The Company shall grant Executive an option (the “Option”) to purchase shares of the Company’s common stock equal to three-fourths of one percent (0.75%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008), under the Company’s 2008 Omnibus Equity Incentive Plan, as it may be amended from time to time (the “Plan”). The date on which any Option or Additional Option (defined below) is granted shall be the “Grant Date”. The Grant Date of the Option shall be as soon as practical after the Commencement Date (the “Option Grant Date”). The per share exercise price of the Option will be the Fair Market Value of a share of common stock on the Option Grant Date. “Fair Market Value” shall have the meaning given to it under the Plan. The Executive shall vest in the Option over three (3) years in equal installments of one-third (1/3) of the Option on each of the first three anniversaries of the Commencement Date. The Option shall be subject to the terms of the Plan and the option agreement pursuant to which the Option shall be granted to Executive, and execution and delivery of such option agreement shall be a condition of the grant of the Option.

Executive shall be entitled to receive an additional option (the “Additional Option”) to purchase shares of common stock in the Company at an exercise price per share at the greater of (i) the Fair Market Value on the Option Grant Date, or (ii) the Fair Market Value on the Grant Date of any such Additional Option, if the Company exceeds its 2009 business plan in effect as of the date of this Agreement (the “2009 Business Plan”) as follows:

More than $75 million and up to $100 million over 2009 Business Plan EBITDA: An Additional Option to purchase one-fifth of one percent (0.20%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $100 million and up to $125 million over 2009 Business Plan EBITDA: An Additional Option to purchase one-third of one percent (0.33%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $125 million and up to $150 million over 2009 Business Plan EBITDA: An Additional Option to purchase two-thirds of one percent (0.67%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $150 million over 2009 Business Plan EBITDA: An Additional Option to purchase one percent (1.0%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

The Grant Date of any Additional Option shall be as soon as practical after the achievement of performance criteria related to the 2009 Business Plan EBITDA described above are determined by the Board. The Executive shall vest in the Additional Option over three (3) years in equal installments of one-third (1/3) of the Additional Option on each of the first three anniversaries of the Grant Date of the Additional Option. The Additional Option shall be subject to the terms of the Plan and the option agreement pursuant to which the Additional Option shall be granted to Executive, and execution and delivery of such option agreement shall be a condition of the grant of the Additional Option. If there is a Change of Control in 2009 or soon thereafter prior to the Grant Date of the Additional Option, and the Executive is employed by the Company, and the Company is on target to achieve the performance goals in the 2009 Business Plan (as determined by the Board by looking at the twelve (12) months immediately preceding the date of the Change of Control), then the Executive shall vest in the proportion of the applicable percentage of the Additional Option based on achievement of performance goals in accordance with the following schedule:

Change of Control Date	Proportion of Percentage Vested in Additional Option (0.20%, 0.33%, 0.67%, or 1.0% Based on Achievement of Performance Goals)
January 1, 2009 through March 31, 2009	25%
April 1, 2009 through June 30, 2009	50%
July 1, 2009 through September 30, 2009	75%
October 1, 2009 and thereafter	100%

(b) Change of Control. In the event of a Change of Control during Executive’s employment, Executive shall immediately and fully vest in her Option and in any Additional Option granted to her. “Change of Control” means the consummation and completion of any fundamental transaction by which a change in control of the Company occurs as follows: (i) consummation and completion of a sale of all the equity securities of the Company to an unrelated entity, (ii) consummation and completion of a sale of substantially all the assets of the Company to an unrelated entity, or (iii) consummation and completion of a merger, consolidation or reorganization with an unrelated business organization where less than forty percent (40%) of the voting power and economic interest of the Company or the surviving entity or the parent of either, are retained by the shareholders of the Company immediately prior to such merger, consolidation or reorganization.

5. Benefits. During the term of this Agreement, Executive shall be entitled to participate in or receive benefits under all employee benefit plans or arrangements and perquisites of employment, including, without limitation, plans or arrangements providing for health and disability insurance coverage, life insurance for the benefit of Executive’s beneficiaries, and retirement and pension benefits, subject to the same terms and conditions as apply to other officers of the Company at Executive’s level of employment. During the term of Executive’s employment, the Company shall provide financial planning assistance to Executive on an annual basis in accordance with the terms of its policies as in effect from time to time. During her employment, Executive shall accrue vacation at the rate of no less than four (4) weeks for each year of employment with the Company, subject to and in accordance with the Company vacation policy as in effect from time to time.

6. Business Expenses. During the term of her employment, the Company shall reimburse Executive reasonable and necessary business expenses incurred by Executive in the performance of her duties subject to all applicable Company policies regarding business expense reimbursement, including all reasonable and necessary expenses incurred as a result of the Travel Requirement (as defined in Section 7(a) below). Notwithstanding the foregoing, Executive shall be reimbursed for reasonable and necessary business expenses relating to any commuting costs to and from her current principal residence to any destination more than 50 miles from her current principal residence, including, but not limited to, travel expenses and housing costs.

7. Travel Requirement.

(a) Executive agrees that in order to perform her duties under this Agreement, during the first 24 months following the Commencement Date, she will be required to travel from her principal residence on a regular basis as the Company may reasonably require in its sole discretion (“Travel Requirement”). The Travel Requirement shall expire at the end of said 24 months (“Travel Requirement Expiration Date”). The Company will not require Executive to relocate from or change her current principal residence without her consent (the “Non-Relocation Requirement”). The parties agree that (i) the Travel Requirement; (ii) the Travel Requirement Expiration Date; and (iii) the Non-Relocation Requirement are material terms of this Agreement.

(b) The parties further agree that, if at any time following the Commencement Date, the circumstances reflect with no uncertainty that the Travel Requirement must extend beyond the Travel Requirement Expiration Date in order for Executive to continue to fulfill her duties and responsibilities under this Agreement, said circumstances shall constitute a material breach of this Agreement.

8. Taxes and Applicable Withholdings. All payments made under this Agreement shall be subject to reduction to reflect taxes and other amounts required to be withheld by law, except that Executive will receive tax protection in the amount of a full-round gross-up (tax on tax) for any business expense reimbursement determined to be taxable.

9. Termination Benefits.

(a) Termination by Reason of Death or Permanent Disability. Executive’s employment hereunder shall automatically terminate in the event of Executive’s death or Permanent Disability (as defined in this Section 9(a)). Within thirty (30) calendar days after the Executive’s death or Permanent Disability, Executive or Executive’s estate (as applicable) shall receive (i) Executive’s accrued Base Salary earned through the date of Executive’s death or Permanent Disability, (ii) the sum of any earned and accrued but unpaid Annual Bonus for the fiscal year prior to the fiscal year during which termination occurs, (iii) any expenses owed to the Executive, and (iv) any amounts accrued and owing from Executive’s participation in, or benefits plans under Section 5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and such other or additional benefits as may be, or become, due to her under the applicable plans, programs, agreements, corporate governance documents or other arrangements of the Company. “Permanent Disability” means a mental or physical condition that renders Executive unable to carry out her duties, which condition has existed for at least three (3) months, and which, in the opinion of a physician selected by the Board, is permanent or expected to last for an indefinite duration. Executive, or Executive’s estate, as the case may be, shall have the right to exercise the vested portion of any Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

(b) Resignation by Executive. Executive may resign her employment by giving the Company sixty (60) calendar days’ advance written notice of the effective date of her resignation (the “Resignation Date”). Within thirty (30) calendar days after the Resignation Date, Executive shall receive (i) her accrued Base Salary earned through the Resignation Date, (ii) the sum of any earned and accrued but unpaid Annual Bonus for the fiscal year prior to the fiscal year during which termination occurs, (iii) any expenses owed to the Executive, and (iv) any amounts accrued and owing from Executive’s participation in, or benefits plans under Section 5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and such other or additional benefits as may be, or become, due to her under the applicable plans, programs, agreements, corporate governance documents or other arrangements of the Company. Upon receiving notice of Executive’s intent to resign, the Company may require that Executive cease performing all services for the Company at any time before the end of such 60-day notice period, so long as the Company continues Executive’s compensation and benefits through the Resignation Date in accordance with this Section 9(b), provided that the Company does not have Cause (as defined in Section 9(d) below) to terminate Executive. Executive shall have the right to exercise the vested portion of any Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

(c) Termination Benefits. In the event of a Termination by the Company Without Cause (as defined in Section 9(d) below) or a Termination by the Executive for Good Reason (as defined in Section 9(e) below), the Company shall pay Executive a severance amount equal to two (2) times Executive’s Base Salary in equal monthly installments over a period of two (2) years from her termination date (the “Severance”), except that, solely in the event of a Termination by the Executive for Good Reason triggered by the Company’s breach of Section 7(b), the Severance shall be equal to one (1) times Executive’s Base Salary, and payable in equal monthly installments over a period of one (1) year from her termination date. Additionally, within thirty (30) calendar days after her termination date, Executive shall receive (i) her accrued Base Salary earned through the termination date, (ii) the sum of any earned and accrued but unpaid Annual Bonus for the fiscal year prior to the fiscal year during which termination occurs, (iii) any expenses owed to the Executive, and (iv) any amounts accrued and owing from Executive’s participation in, or benefits plans under Section 5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and such other or additional benefits as may be, or become, due to her under the applicable plans, programs, agreements, corporate governance documents or other arrangements of the Company. The Severance shall not be paid or payable to Executive unless and until Executive timely executes an agreement releasing the Company and its affiliates from any and all known and unknown claims related to Executive’s employment or termination of employment in a form requested by the Company, and such agreement becomes effective and not revocable. Executive shall have the right to exercise the vested portion of any Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

If Executive is a “specified employee” of the Company or its successor (as determined by the Company’s “specified employee” policy, or if no such policy has been established, as determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i)), then Executive shall not receive payments during the six (6) month period immediately following her termination date in excess of the lesser of (x) the amounts payable in accordance with the Severance described in Section 9(c) or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which Executive’s date of termination occurs (with any amounts that otherwise would have been payable under this Section 9(c) during such six (6) month period being paid on the first regular payroll date following the lapse of six (6) months from the date of termination, and any remaining installments payable thereafter in accordance with this Section 9(c)).

(d) Termination by Company for Cause. The Company may terminate Executive’s employment for Cause (as defined in this Section 9(d)), immediately upon written notice. Within thirty (30) calendar days after such termination for Cause, Executive shall receive (i) her accrued Base Salary earned through such termination date (ii) any expenses owed to the Executive, and (iii) any amounts accrued and owing from Executive’s participation in, or benefits plans under Section 5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and such other or additional benefits as may be, or become, due to her under the applicable plans, programs, agreements, corporate governance documents or other arrangements of the Company. As used herein, “Cause” means (i) Executive’s breach of this Agreement, or (ii) Executive’s repeated neglect of, or refusal to fulfill, or willful misconduct in connection with, any of Executive’s duties or obligations under this Agreement, or (iii) Executive’s violation of any Company policy or any material policy of a subsidiary of the Company, or (iv) Executive’s commission of a felony or any crime which involves fraud, dishonesty, or moral turpitude, or (v) any misconduct by Executive that results in financial detriment to, or damage to the reputation of, the Company. Upon a termination of Executive’s employment for Cause, any Option or Additional Option, even if vested, shall be forfeited.

(e) Termination by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means any action or inaction that constitutes a material breach by the Company of this Agreement. To terminate her employment for Good Reason, Executive must give the Company written notice detailing why she believes a Good Reason event has occurred (“Termination Notice”). The Termination Notice must be provided to the Company within sixty (60) days of the initial occurrence of such alleged Good Reason event. The Company shall have thirty (30) days after receipt of the Termination Notice to cure the alleged Good Reason event. Good Reason will not have formally occurred with respect to the alleged Good Reason event unless and until the cure period has expired and the alleged Good Reason event remains uncured. At the expiration of the cure period, if the Company has not cured the basis for the Good Reason termination, Executive’s obligation to serve the Company, and the Company’s obligation to employ Executive under the terms of this Agreement, shall terminate simultaneously.

(f) Benefits After Termination. After any termination of employment described in this Section 9, Executive’s transfer, rollover, or continuation of any benefit in which Executive was participating at the time of termination of employment shall be governed by the terms of those programs (including any elections Executive may have thereunder) and any applicable laws.

10. Restrictive Covenants.

(a) Executive’s Acknowledgments. Executive acknowledges and agrees that during her employment with the Company, prior to and subsequent to the execution of this Agreement, she has had and will continue to have access to certain confidential and proprietary information of the Company, and its subsidiaries and affiliated entities (collectively, the “Affiliates”), including (i) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secrets” or “Trade Secret”), and (ii) information which does not rise to the level of a Trade Secret, but is valuable to the Company and its Affiliates and is provided in confidence to Executive (“Confidential Information”).

(b) Confidential Information. Executive further acknowledges and agrees with respect to Trade Secrets and Confidential Information provided to or obtained by Executive (collectively, the “Proprietary Information”): (i) that the Proprietary Information is and shall remain the exclusive property of the Company and its Affiliates;

(ii) to use the Proprietary Information exclusively for the purpose of fulfilling her obligations to the Company under this Agreement; (iii) to return the Proprietary Information, and any copies thereof, in her possession or under her control, to the Company upon request of the Company, the expiration or termination of this Agreement, or the termination of her employment for any reason; and (iv) to hold the Proprietary Information in confidence and not to copy, publish, or disclose to others or allow any other party to copy, publish, or disclose in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

(c) Non-Competition; Non-Solicitation. Executive hereby acknowledges and agrees that the Company and its Affiliates are engaged in the Home Entertainment Business (as defined below) in the United States and Canada (“Area”). In consideration of Executive’s continued employment with the Company and other good and valuable consideration, Executive hereby agrees that during the term hereof, and for a period of two (2) years from the date of expiration or termination of this Agreement for any reason, and within the Area, Executive will not:

(i) compete with the Company or its Affiliates in the Home Entertainment Business, or engage in or carry on the Home Entertainment Business, directly or indirectly, through any person or entity, or in any capacity, including, without limitation, agent, lender, investor, trustee, consultant, shareholder, director, officer, employee, or partner;

(ii) be employed by, or perform any services as employee, consultant, or otherwise for, any person, firm, partnership, joint venture, corporation or other entity that competes with the Company or its Affiliates in the Home Entertainment Business, or that is engaged in the Home Entertainment Business within the Area;

(iii) employ, solicit for employment, or advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any employee of the Company or its Affiliates; or

(iv) own or have any interest in, invest in (other than as a stockholder of less than two percent (2%) of the issued and outstanding stock of a publicly traded corporation having assets in excess of $100,000,000.00), lend money to, guarantee loans of, make gifts to, advise, or by any other means assist any other person or entity that competes with the Company or its Affiliates, or that is engaged in the Home Entertainment Business within the Area.

For purposes of this Agreement, “Home Entertainment Business” means the business of retail sale and/or rental of new or used movies and/or games or game-related equipment, except that any restriction on Executive’s rendering services to companies engaged in such business activities is limited to employment in or services provided to departments and/or divisions within such companies that are engaged in the retail sale or rental of new or used movies and/or games or game-related equipment.

Notwithstanding the foregoing, a Business that receives less than five percent (5%) of its Revenues from the “Home Entertainment Business” will neither be considered to be a competitor nor engaged in the “Home Entertainment Business”. During the requisite period and within the Area, Executive is expressly restricted from employment with or services provided to Blockbuster, Inc., GameStop, Inc., Netflix, Inc., or their related entities, among other employers.

(d) Non-Disparagement. Executive shall maintain a professional manner, and shall avoid and refrain from: (i) making any disparaging or derogatory remarks or comments about the Company, its Affiliates, or any of their employees, officers, directors, stockholders, members, representatives or agents; or (ii) engaging in any other conduct which is likely to disparage the Company, its Affiliates, or any of their employees, officers, directors, stockholders, members, representatives or agents, or jeopardize or be prejudicial to any business, professional or personal relationship, interests or reputation of the Company, its Affiliates, or any of their employees, officers, directors, stockholders, members, representatives or agents.

(e) Continuing Obligations. The obligations and restrictions set forth in this Section 10 shall survive the expiration or termination of this Agreement for any reason and shall remain in full force and effect.

(f) Remedies. Executive acknowledges and agrees that the provisions in this Section 10 (the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company shall be entitled to temporary injunctive and other equitable relief from a court of competent jurisdiction, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible, and notwithstanding the arbitration provisions in Section 13(g). In the event of a breach of any of these Restrictive Covenants, the Company shall have the right to withhold payment of, or recapture, any Severance and/or any proceeds from the Option and/or the Additional Option. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. Nothing herein shall be construed as a liquidated damages provision.

11. Post-Termination Obligations.

(a) Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment, Executive shall return to the Company all property of the Company and its Affiliates that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computers, mobile phones, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, database information and lists, and other property or information that Executive has or had relating to the Company or its Affiliates (whether those materials are in paper or computer-stored form), and including but not limited to, any documents containing, summarizing, or describing any Confidential Information.

Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining at any time, her personal correspondence, her personal Rolodex or outlook contacts and documents relating to her own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that is already generally available to the public or otherwise part of the public domain at the time of disclosure.

(b) Executive Assistance. For a period of three (3) years after the termination of Executive’s employment with the Company for any reason, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request (with due consideration to Executive’s business activities and obligations after the term of her employment with the Company), in connection with any litigation, claim, or other dispute in which the Company or its Affiliates is or may become a party.

12. Indemnification/D&O Insurance. Executive shall be entitled to indemnification by the Company to the maximum extent permitted under Delaware law and coverage under any applicable directors and officers (“D&O”) insurance policy maintained by the Company. The Company shall provide the Executive with evidence of the D&O insurance policy and scope of indemnification upon request.

13. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary and General Counsel.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized representative of the Company (other than Executive). No waiver by either party of any breach of any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and expressly supersedes all prior agreements, discussions, negotiations, understandings and proposals by or between the parties with respect to the subject matter hereof, whether written or oral. The terms of this Agreement cannot be changed except in a later document signed by Executive and an authorized representative of the Company (other than Executive).

(d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (except provisions governing its choice of law).

(e) Severability. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, such unlawfulness or unenforceability shall not serve to invalidate any portion of this Agreement not declared to be unlawful or unenforceable. Any provision so declared to be unlawful or unenforceable shall be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and enforceable.

(f) Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign this Agreement to any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company.

(g) Arbitration. Except as provided in Section 10(f) above, all disputes between the parties hereto arising out of, or relating to, this Agreement shall be settled and determined to final resolution by arbitration. Any such arbitration shall be held in the city and state in which the primary corporate offices of the Company are located and shall be conducted in accordance with the Company Employee Issue Resolution Program, the terms of which have been provided to Executive, except that any dispute arising under Section 10 shall be resolved in court or through arbitration at the Company’s election.

(h) Headings. The headings of the section contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Code Section 409A. It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Internal Revenue Code (the “Code”) (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code, and the terms of this Agreement shall be construed accordingly.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

EXECUTIVE

/s/ Lucinda M. Baier
Lucinda M. Baier

COMPANY:

Movie Gallery, Inc.

/s/ S. Page Todd
S. Page Todd Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

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